Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

       513/579-7764

Investor - Susan Robinson

       513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS DOUBLE-DIGIT EARNINGS GROWTH
FOR FOURTH QUARTER AND FY2010
Diluted fourth quarter EPS is $1.55, or $1.59 as adjusted;
Diluted full-year EPS is $1.98, or $2.11 as adjusted;
Company expects further improvement in 2011 as culture of growth develops

CINCINNATI, Ohio, February 22, 2011 – Macy's, Inc. today reported significantly improved results for the fourth quarter and fiscal 2010. The company also provided initial guidance that anticipates further growth in sales and earnings in 2011, which reflects the continued benefits from consistent implementation of key strategies.

“Fiscal 2010 was a very successful year for Macy's and Bloomingdale's based on a combination of strong sales, steady margins and continued expense discipline. Our operating income rose 32 percent over the previous year, factoring out various items,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. “A successful holiday selling period in 2010 reinforced the effectiveness of our talented team, our unique organizational structure and the process that has transformed Macy's, Inc. to a culture of growth.

“We believe that our company is now on a clear path that will lead to continued growth in sales, earnings and cash flow in the years ahead. We remain in the early phases of implementing several key strategies – localizing assortments through My Macy's, embracing customer centricity and driving omnichannel integration,” Lundgren said. “We have a focused, energized and experienced organization that has seen the initial success of these initiatives and we now are pursuing new ideas for further improvement and sharpened execution. We have entered 2011 with momentum and confidence that we believe will continue to result in great things for our customers, our associates, our vendor partners and our shareholders.”

Earnings were $1.55 per diluted share for the 13-week fourth quarter of 2010, ended Jan. 29, 2011. Diluted earnings per share were $1.59 per share in the fourth quarter of 2010, excluding asset impairment charges and other costs and expenses related to store closings announced in January 2011 of $25 million ($16 million after tax or 4 cents per diluted share). This exceeds the company's most recent guidance for fourth quarter earnings per diluted share of $1.44 to $1.49.

Included in fourth quarter and full year 2010 and 2009 tax expense are the effects of a change in methodology for recording the company's deferred state income taxes from a blended rate basis to a separate entity basis. In the fourth quarter and full year 2010, the impact is a non-cash decrease in tax expense of $9 million, or 2 cents per diluted share. In the fourth quarter and full year 2009, the impact is a non-cash increase in tax expense of $21 million, or 5 cents per diluted share. The company's previous reporting for fourth quarter 2009 has been adjusted to reflect this change.

In the fourth quarter of 2009, Macy's, Inc. earned $1.05 per diluted share. Diluted earnings per share were $1.35 in the fourth quarter of 2009, excluding asset impairment charges, other costs and expenses related to store closings announced in January 2010, and expenses associated with division consolidation and localization initiatives announced in February 2009 of $186 million ($127 million after tax or 30 cents per diluted share).

For the full 52 weeks of fiscal 2010, Macy's, Inc. reported diluted earnings per share of $1.98. Diluted earnings per share were $2.11 for fiscal 2010, excluding asset impairment charges and other costs and expenses related to store closings announced in January 2011 of $25 million ($16 million after tax or 4 cents per diluted share), and expenses associated with the early retirement of debt in the first and third quarters of 2010 of $66 million ($41 million after tax or 9 cents per diluted share).

For the full 52 weeks of fiscal 2009, Macy's, Inc. earned 78 cents per diluted share.  Earnings per diluted share were $1.36 for fiscal 2009, excluding $391 million ($247 million after tax or 58 cents per diluted share) in asset impairment charges, other costs and expenses related to store closings announced in January 2010, and expenses associated with divisional consolidation and localization initiatives announced in February 2009.

Sales

Sales in the fourth quarter of 2010 totaled $8.269 billion, an increase of 5.4 percent, compared with sales of $7.849 billion in the same period last year. On a same-store basis, Macy's, Inc.'s fourth quarter sales were up 4.3 percent.

The company's total sales for the 52 weeks of fiscal 2010 totaled $25.003 billion, up 6.4 percent from total sales of $23.489 billion in fiscal 2009. On a same-store basis, Macy's, Inc.'s fiscal 2010 sales were up 4.6 percent. This is significantly better than initial guidance, provided at the beginning of the year, for sales to be up between 1 and 2 percent in 2010.

Online sales (macys.com and bloomingdales.com combined) were up 29.1 percent in the fourth quarter and 28.7 percent for fiscal 2010 compared with the same fiscal 2009 periods. Online sales positively affected the company's same-store sales by 1.1 percentage points in the fourth quarter and 0.9 percentage points in fiscal 2010 as a whole. Online sales are included in the same-store sales calculation for Macy's, Inc.

In fiscal 2010, the company opened two new Macy's stores in Palmdale and Tracy, CA; a new Bloomingdale's store in Santa Monica, CA; and four new Bloomingdale's Outlet stores. Macy's Home stores in Kansas City, KS, and Owensboro, KY, also were consolidated into nearby full-line stores during the year. A Macy's store in Warwick, RI, was closed in 2010 due to flood damage and is expected to re-open when repairs are complete in the first quarter of 2011. In January 2011, the company announced the closing of three Macy's stores in Union City, GA, Chestnut Hill, MA, and Austin, TX. In February 2010, Bloomingdale's opened in Dubai under a license agreement with Al Tayer Insignia, a company of Al Tayer Group LLC.

Operating Income

Macy's, Inc.'s operating income totaled $1.144 billion or 13.8 percent of sales for the quarter ended Jan. 29, 2011, compared with operating income of $874 million or 11.1 percent of sales for the same fiscal 2009 period. Macy's, Inc.'s fourth quarter 2010 operating income included $25 million in asset impairment and other store closing costs. Excluding these costs, operating income for the fourth quarter of 2010 was $1.169 billion or 14.1 percent of sales. Fourth quarter 2009 operating income included $186 million of asset impairment charges, other costs and expenses related to store closings announced in January 2010, and expenses associated with division consolidation and localization initiatives announced in February 2009. Excluding these costs, operating income for the fourth quarter of 2009 was $1.060 billion or 13.5 percent of sales.

For fiscal 2010, Macy's, Inc.'s operating income totaled $1.894 billion or 7.6 percent of sales, compared with operating income of $1.063 billion or 4.5 percent of sales for fiscal 2009. Macy's, Inc.'s fiscal 2010 operating income included $25 million in asset impairment and other store closing costs. Excluding these costs, operating income for fiscal 2010 was $1.919 billion or 7.7 percent of sales. Fiscal 2009 operating income included $391 million of asset impairment charges, other costs and expenses related to store closings announced in January 2010, and expenses associated with division consolidation and localization initiatives announced in February 2009. Excluding these costs, operating income for fiscal 2009 was $1.454 billion or 6.2 percent of sales.

Cash Flow

Net cash provided by operating activities was $1.506 billion in fiscal 2010, compared with $1.750 billion in fiscal 2009. This includes $825 million in pension plan contributions in fiscal 2010, compared with $370 million in fiscal 2009. Net cash used by investing activities in fiscal 2010 was $465 million, compared with $377 million in the previous year. Thus, net cash provided before financing activities was $1.041 billion in fiscal 2010, compared with $1.373 billion in fiscal 2009.

In fiscal 2010, Macy's, Inc. repaid $1.245 billion in debt, compared with $966 million repaid in fiscal 2009.

Looking Ahead

The company is assuming same-store sales growth of approximately 3 percent in fiscal 2011. Guidance for earnings per diluted share in fiscal 2011 is $2.25 to $2.30. Capital expenditures for the year are expected to be approximately $800 million.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2010 sales of $25 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates four Bloomingdale's outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#   #   #

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s call with analysts and investors will be held today (Feb. 22) at 10:30 a.m. (ET). The webcast is accessible to the media and general public via the company's Web site at www.macysinc.com. Analysts and investors may call in on 1-888-599-4876, passcode 9874055. A replay of the conference call can be accessed on the Web site or by calling
1-888-203-1112 (same passcode) about two hours after the conclusion of the call.)

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   January 29, 2011

   January 30, 2010

$	% to

Net sales

$	% to

Net sales

Net sales...............................................................	$ 8,269		$ 7,849

Cost of sales (Note 2)..............................................	4,855	58.7%	4,577	58.3%

Gross margin.........................................................	3,414	41.3%	3,272	41.7%

Selling, general and administrative expenses............	(2,245)	(27.2%)	(2,212)	(28.2%)

Impairments, store closing costs and division consolidation costs (Note 3).................................	(25)	(0.3%)	(186)	(2.4%)

Operating income..................................................	1,144	13.8%	874	11.1%

Interest expense – net............................................	(118)		(139)

Income before income taxes...................................	1,026		735

Federal, state and local income tax expense (Note 4)....	(359)		(290)

Net income...........................................................	$ 667		$ 445

Basic earnings per share........................................	$ 1.57		$ 1.05

Diluted earnings per share......................................	$ 1.55		$ 1.05

Average common shares:
Basic..............................................................	424.3		422.2
Diluted...........................................................	429.1		424.1

End of period common shares outstanding..............	423.3		420.8

Depreciation and amortization expense..................	$ 285		$ 305

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method.  Application of this method did not impact cost of sales for the 13 weeks ended January 29, 2011 or January 30, 2010.

(3)  For the 13 weeks ended January 29, 2011, includes $18 million of asset impairment charges and $7 million of other costs and expenses related to the store closings announced in January  2011.  For the 13 weeks ended January 30, 2010, included $115 million of asset impairment charges, $6 million of costs and expenses related to the store closings announced in January 2010 and $65 million of restructuring-related costs and expenses associated with the division consolidation and localization initiatives, primarily severance and other human resource-related costs.  For the 13 weeks ended January 29, 2011 and January 30, 2010, these costs amounted to $.04 and $.30 per diluted share, respectively.

(4)  The Company changed its methodology for recording deferred state income taxes from a blended rate basis to a separate entity basis, and has reflected the effects of such change to 2010 and all prior periods.  Even though the Company considers the change to have had only an immaterial impact on its financial condition, results of operations and cash flows for the periods presented, results of operations for the prior period as previously reported have been adjusted to reflect the change.  The effects of the change on the previously reported 13 weeks ended January 30, 2010 results include an increase in non-cash tax expense of $21 million and a decrease in net income of $21 million, or $.05 per diluted share, as well as immaterial adjustments to certain balance sheet and cash flow items.  Had the change not been in effect for the 13 weeks ended January 29, 2011, reported income tax expense would have been $9 million higher and net income would have been $9 million, or $.02 per diluted share, lower.

In addition, federal, state and local income taxes also differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.  Income tax expense for the 13 weeks ended January 30, 2010 reflected approximately $21 million, or $.05 per diluted share, of tax benefits related to the settlement of federal income tax examinations, primarily attributable to the disposition of former subsidiaries.

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	52 Weeks Ended		52 Weeks Ended

   January 29, 2011

   January 30, 2010

$	% to

Net sales

$	% to

Net sales

Net sales...............................................................	$25,003		$23,489

Cost of sales (Note 2).............................................	14,824	59.3%	13,973	59.5%

Gross margin.........................................................	10,179	40.7%	9,516	40.5%

Selling, general and administrative expenses............	(8,260)	(33.0%)	(8,062)	(34.3%)

Impairments, store closing costs and division consolidation costs (Note 3).................................	(25)	(0.1%)	(391)	(1.7%)

Operating income..................................................	1,894	7.6%	1,063	4.5%

Interest expense – net (Note 4)..............................	(574)		(556)

Income before income taxes..................................	1,320		507

Federal, state and local income tax expense (Note 5).....	(473)		(178)

Net income...........................................................	$ 847		$ 329

Basic earnings per share........................................	$ 2.00		$ .78

Diluted earnings per share......................................	$ 1.98		$ .78

Average common shares:
Basic..............................................................	423.3		421.7
Diluted............................................................	427.3		423.2

End of period common shares outstanding...............	423.3		420.8

Depreciation and amortization expense...................	$ 1,150		$ 1,210

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method.  Application of this method did not impact cost of sales for the 52 weeks ended January 29, 2011 or January 30, 2010.

(3)  For the 52 weeks ended January 29, 2011, includes $18 million of asset impairment charges and $7 million of other costs and expenses related to the store closings announced in January 2011.  For the 52 weeks ended January 30, 2010, included $115 million of asset impairment charges, $6 million of costs and expenses related to the store closings announced in January 2010 and $270 million of restructuring-related costs and expenses associated with the division consolidation and localization initiatives, primarily severance and other human resource-related costs.  For the 52 weeks ended January 29, 2011 and January 30, 2010, these costs amounted to $.04 and $.58 per diluted share, respectively.

(4)  Interest expense for the 52 weeks ended January 29, 2011 includes approximately $66 million on a pre-tax basis, or $41 million after tax or $.09 per diluted share, of expenses associated with the early retirement of approximately $1,000 million of outstanding debt.

(5)  The Company changed its methodology for recording deferred state income taxes from a blended rate basis to a separate entity basis, and has reflected the effects of such change to 2010 and all prior periods. Even though the Company considers the change to have had only an immaterial impact on its financial condition, results of operations and cash flows for the periods presented, results of operations for the prior period as previously reported have been adjusted to reflect the change.  The effects of the change on the previously reported 52 weeks ended January 30, 2010 results include an increase in non-cash tax expense of $21 million and a decrease in net income of $21 million, or $.05 per diluted share, as well as immaterial adjustments to certain balance sheet and cash flow items.  Had the change not been in effect for the 52 weeks ended January 29, 2011, reported income tax expense would have been $9 million higher and net income would have been $9 million, or $.02 per diluted share, lower.

In addition, federal, state and local income taxes also differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.  Income tax expense for the 52 weeks ended January 30, 2010 reflected approximately $21 million, or $.05 per diluted share, of tax benefits related to the settlement of federal income tax examinations, primarily attributable to the disposition of former subsidiaries.

MACY'S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	January 29,	January 30,
	2011	2010
ASSETS:
Current Assets:
Cash and cash equivalents.......................................	$ 1,464	$ 1,686
Receivables............................................................	392	358
Merchandise inventories..........................................	4,758	4,615
Prepaid expenses and other current assets................	285	223
Total Current Assets............................................	6,899	6,882

Property and Equipment - net.....................................	8,813	9,507
Goodwill....................................................................	3,743	3,743
Other Intangible Assets - net.....................................	637	678
Other Assets.............................................................	539	490

Total Assets........................................................	$20,631	$21,300

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt......................................................	$ 454	$ 242
Merchandise accounts payable................................	1,421	1,312
Accounts payable and accrued liabilities...................	2,644	2,626
Income taxes..........................................................	182	68
Deferred income taxes............................................	364	214
Total Current Liabilities........................................	5,065	4,462

Long-Term Debt.......................................................	6,971	8,456
Deferred Income Taxes............................................	1,245	1,108
Other Liabilities........................................................	1,820	2,621
Shareholders' Equity.................................................	5,530	4,653

Total Liabilities and Shareholders' Equity..............	$20,631	$21,300

Notes:

The Company changed its methodology for recording deferred state income taxes from a blended rate basis to a separate entity basis, and has reflected the effects of such change to 2010 and all prior periods. Even though the Company considers this non-cash change to have had only an immaterial impact on its financial condition, results of operations and cash flows for the periods presented, the financial condition as of January 30, 2010, as previously reported has been adjusted to reflect the change.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

52 Weeks Ended

January 29, 2011

52 Weeks Ended

January 30, 2010

Cash flows from operating activities:
Net income...................................................................	$ 847	$ 329
Adjustments to reconcile net income to net cash provided by operating activities:
Impairments, store closing costs and division
consolidation costs.................................................	25	391
Depreciation and amortization..................................	1,150	1,210
Stock-based compensation expense..........................	66	76
Amortization of financing costs and premium on acquired debt........................................................	(25)	(23)
Changes in assets and liabilities:
(Increase) decrease in receivables...........................	(51)	7
(Increase) decrease in merchandise inventories........	(143)	154
(Increase) decrease in prepaid expenses and other current assets..................................................	(10)	3
(Increase) decrease in other assets not separately identified..........................................	2	(16)
Increase in merchandise accounts payable................	91	29
Decrease in accounts payable and accrued liabilities not separately identified........................	(45)	(201)
Increase in current income taxes..............................	115	40
Increase in deferred income taxes............................	265	118
Decrease in other liabilities not separately identified......	(781)	(367)
Net cash provided by operating activities..............	1,506	1,750

Cash flows from investing activities:
Purchase of property and equipment.................................	(339)	(355)
Capitalized software........................................................	(166)	(105)
Proceeds from property insurance claims..........................	6	26
Disposition of property and equipment...............................	74	60
Other, net........................................................................	(40)	(3)
Net cash used by investing activities......................	(465)	(377)

Cash flows from financing activities:
Debt repaid.....................................................................	(1,245)	(966)
Dividends paid................................................................ Increase (decrease) in outstanding checks........................	(84) 24	(84) (29)
Acquisition of treasury stock............................................	(1)	(1)
Issuance of common stock...............................................	43	8
Net cash used by financing activities.....................	(1,263)	(1,072)

Net increase (decrease) in cash and cash equivalents...........	(222)	301
Cash and cash equivalents at beginning of period..................	1,686	1,385

Cash and cash equivalents at end of period...........................	$ 1,464	$ 1,686

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

Notes:

The Company changed its methodology for recording deferred state income taxes from a blended rate basis to a separate entity basis, and has reflected the effects of such change to 2010 and all prior periods. Even though the Company considers this non-cash change to have had only an immaterial impact on its financial condition, results of operations and cash flows for the periods presented, the cash flows for the 52 weeks ended January 30, 2010, as previously reported have been adjusted to reflect the change.